Exhibit 10.46 to 2009 10-K

PERFORMANCE UNIT AWARD

UNDER THE PROVISIONS OF

THE CONVERGYS CORPORATION

1998 LONG TERM INCENTIVE PLAN, AS AMENDED

Pursuant to the provisions of the Convergys Corporation 1998 Long Term Incentive Plan, as amended (the “Plan”), the Compensation and Benefits Committee of the Board of Directors of Convergys Corporation (the “Compensation Committee”) has granted you a performance unit award, on and subject to the terms of the Plan and your agreement to the following terms, conditions and restrictions.

1. Earning and Payout of Award. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement, Convergys Corporation (the “Company”) shall pay you the amount earned in accordance with the payout schedule provided to you separately (the “Payout Schedule”) 30 days following December 31, 2011 (the “Vest Date”). The Compensation Committee shall determine the extent to which the performance criteria has been satisfied.

2. Performance Criteria. You shall be entitled to receive a payment under this Agreement based on (a) the Company’s Total Shareholder Return (“TSR”) over the three consecutive calendar year period ending on the Vest Date (the “performance period”) relative to the Total Shareholder Return of the peer group companies over the performance period and (b) the Payout Schedule. For purposes of this award, the peer group companies consist of each company (other than the Company) that is in the S&P 500 as of the last trading day of the performance period and was publicly traded as of the trading day immediately preceding the first day of the performance period. The amount earned will be paid in cash 30 days following the end of the performance period.

“TSR” means the rate of stock price appreciation/depreciation plus the reinvestment of dividends and the compounding effect of dividends paid on reinvested dividends over the term of the performance period. Stock price appreciation/depreciation over the term of the performance period for the Company will be determined by comparing (c) the average close price of the stock of the Company for each trading day occurring during the calendar quarter ending on the day immediately preceding the start of the performance period to (d) the average close price of the stock of the Company for each trading day occurring during the calendar quarter ending on the last day of the performance period. Stock price appreciation/depreciation over the term of the performance period for the peer group companies will be determined by comparing (e) the average close price of the stock of the applicable company for each trading day occurring during the calendar quarter ending on the day immediately preceding the start of the performance period to (f) the average close price of the stock of the applicable company for each trading day occurring during the calendar quarter ending on the last day of the performance period.

3. Forfeiture of Award.

a.	Your right to receive a payout pursuant to this Agreement shall be forfeited automatically and without further notice if you cease to be an employee of the Company and its affiliates prior to the Vest Date for any reason other than death, disability, retirement or involuntary termination without cause. For purposes of this Agreement:

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(i)	“disability” has the same meaning as in the Company’s long-term disability plan;

(ii)	“retirement” means termination of employment after (I) attaining age 55 and completing at least ten years of service with the Company or any of its subsidiaries or (II) completing at least thirty years of service with the Company or any of its subsidiaries; and

(iii)	“cause” means a determination by the Company that you have been involved in fraud, misappropriation, embezzlement, commission of a crime or an act of moral turpitude, or have violated the Code of Business Conduct, recklessly or willfully injured an employee, company property, business, or reputation, or have acted recklessly in the performance of your duties.

Your right to receive a payment pursuant to this award shall be forfeited automatically and without further notice if you cease to be an employee of the Company and its affiliates during the year in which this award is granted to you due to death, disability, retirement or involuntary termination without cause.

b.

If the Company determines that you engaged in any Detrimental Activity during your employment with Convergys Corporation or during the two-year period following the termination of such employment for any reason, (i) to the extent that you have not yet received a payout under this award, your right to receive a payout under this award shall be forfeited and (ii) to the extent that you have received a payout under this award within the six-month period immediately preceding the termination of your employment (or, if your employment terminated by reason of your retirement or disability, within the period beginning six months prior to your termination or after your termination, the Company, in its sole discretion, may require you to pay back to it the amount you received pursuant to this award. For purposes of this Section 3b, “Detrimental Activity” shall include: (1) disclosing proprietary, confidential or trade secret information; (2) becoming involved in any business activity in competition with Convergys Corporation in the geographical area where Convergys Corporation is engaged in such business activity; (3) interfering with Convergys Corporation’s relationships with any person or entity or attempting to divert or change any such relationship to the detriment of Convergys Corporation or the benefit of any other person or entity; (4) failing to disclose and assign to Convergys Corporation any ideas, inventions, discoveries and other developments conceived by you during your employment, whether or not during working hours, which are within the scope of or related to Convergys Corporation’s existing or planned business activities; (5) disparaging or acting in any manner which may damage the business of Convergys Corporation or which would adversely affect the goodwill, reputation or business relationships of Convergys Corporation; (6) inducing any employee of Convergys Corporation to terminate his or her employment relationship with Convergys Corporation; or (7) taking or retaining without authorization any property of Convergys Corporation.

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Convergys Corporation shall be entitled to set-off against any payment called for under this paragraph any amount otherwise owed to you by the company. Nothing in this Section is intended to supercede or otherwise affect any Non-Disclosure and Non-Competition agreement or other employment-related agreement between you and Convergys Corporation. References to Convergys Corporation in this paragraph shall include all direct and indirect subsidiaries of Convergys Corporation.

4. Death, Disability, Retirement, and Involuntary Termination without Cause. Except as may be otherwise provided under the terms of an employment agreement, if you cease to be an employee of the Company and its affiliates after the calendar year in which this award was granted to you due to (I) death, (II) disability, (III) retirement, or (IV) involuntary termination without cause, then your payout under this award shall be initially calculated under Section 2.1 based on the actual performance through the calendar year end coinciding with or preceding your date of termination of employment (the “Preliminary Amount”), and then your actual payout shall be the Preliminary Amount reduced to an amount that bears the same ratio to the Preliminary Amount as the number of months from the first day of the calendar year in which the award is made through the date of your termination of employment bears to 36. The remaining payout shall be forfeited automatically and without further notice as of the date of your termination. For the avoidance of doubt, if you terminate employment on December 31st, performance calculations for the year ending on your termination date shall be included in the calculation. A payout earned, if any, pursuant to the provisions of this section 4 will be delivered 30 days following the date your employment terminates.

5. Transferability. Your right to receive a payout pursuant to this award shall not be transferable nor assignable by you other than by will or by the laws of descent and distribution.

6. Taxes. In connection with a payment to you pursuant to this award, the Company will withhold or cause to be withheld from such payment such amount of tax as may be required by law to be withheld with respect to the payment. This award is designed to be exempt from the provisions of Section 409A of the Code as a short term deferral. This award shall be construed, administered, and governed in a manner that effects such intent, provided that the Company does not represent or guarantee that any particular federal or state income, estate, payroll, or other tax consequences will occur because of this award and the compensation provided hereunder. In the event that any other agreement serves to modify this award in a manner that causes the award to not be exempt from Section 409A as a short term deferral, any issuance of Stock to a “specified employee” within the meaning of Treas. Reg. 1.409A-1(i) (or any successor thereto) on account of termination of employment shall be made six months after the date of termination, and termination of employment shall not be considered to occur until there is a termination of employment within the meaning of Treasury Regulation Section 1.409(h)(1)(ii), where the Employee’s services permanently decrease to less than 50% of the average level of services performed over the preceding 36 month period.

7. No Employment Contract. Nothing contained in this Agreement shall confer upon you any right with respect to continuance of employment by the Company or any subsidiary, nor limit or affect in any manner the right of the Company or any subsidiary to terminate your employment or adjust your compensation.

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8. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect your rights under this Agreement without your consent. Notwithstanding the forgoing, to the extent necessary to preserve the Company’s federal tax deduction that would otherwise be denied due to Section 162(m) of the Internal Revenue Code (applicable only to certain top senior executives), the Company may elect (without your consent) to delay delivery of your award shares until 30 days following your termination of employment. If the Company so elects to delay payment, all other deferred compensation payments for the year that would be nondeductible under 162(m) will also be delayed to avoid negative tax consequences to you.

9. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

10. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Compensation Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of this award.

11. Successors and Assigns. Without limiting Section 5 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.

12. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

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